Exhibit 99.2

Contact: M&T Bank Corporation                        For Immediate Release
         Gary S. Paul                                December 9, 1998
         (716) 842-5130

         FNB Rochester Corp.
         Peter M. Biggs
         (716) 258-8748



            FNB ROCHESTER CORP., M&T BANK CORPORATION ANNOUNCE MERGER

ROCHESTER AND BUFFALO, NEW YORK, (December 9, 1998) -- FNB Rochester Corp. ("FNB") (NASDAQ:FNBR), Rochester, New York, and M&T Bank Corporation (" M&T") (NYSE:MTB), Buffalo, New York, today jointly announced that they have entered into a definitive agreement for a merger between the two companies.

R. Carlos Carballada, President and Chief Executive Officer of FNB said, "M&T has the unique capacity to bring our customers the strength and services of a large regional institution, while maintaining the local feel and decision-making ability of an upstate New York headquartered bank. I am confident that M&T will continue FNB's tradition of excellent customer service and community leadership."

Robert G. Wilmers, President and Chief Executive Officer of M&T, said, "M&T is very committed to the Rochester market, as this merger once again shows. In less than a decade, we have gone from no presence in the market to being the premier banker to area businesses. This merger also expands our branch network and deposit position to a leading position in the Rochester market."

Following the merger, Mr. Carballada and FNB Chairman Michael J. Falcone will be elected to the boards of directors of M&T and M&T Bank.

Under the terms of the merger agreement stockholders of FNB may elect to receive
 .06766 of a share of M&T common stock or $33.00 in cash for each outstanding share of FNB common stock. In the aggregate, 50% of the 3,625,806 shares currently outstanding will be exchanged for M&T stock and the remaining shares will be converted for cash. The selections of FNB's stockholders will be subject to allocation and proration if either portion of the merger consideration is oversubscribed. Adjustments to the number of shares converted to stock and cash may be made under certain circumstances.



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FNB, M&T to Merge  2-2-2

The merger has an indicated value of approximately $129 million. On the same basis, the proforma market capitalization of M&T would be approximately $3.7 billion following the merger. The combined institution would rank 36th among independent U.S. banking companies as of September 30, 1998, with $20 billion in total assets, on a proforma basis.

FNB also granted M&T an option to acquire up to 19.9% percent of the shares of common stock of FNB under certain circumstances. The transaction has been approved by the board of directors of each company, and is subject to certain conditions, including regulatory approvals and approval of FNB's stockholders. It is anticipated that the merger will be completed in early 1999.

Separately, the M&T Charitable Foundation announced that, consistent with its policy of supporting communities in which M&T conducts business, it intends to earmark $10 million of its assets to support charitable activities in the Rochester area. Mr. Carballada will serve as the chairman of the `Rochester Fund' of the M&T Charitable Foundation, which will administer these funds following the merger.

FNB Rochester Corp., with $568 million in assets as of September 30, 1998, is the parent company of First National Bank of Rochester, which has 19 offices in western and central New York State.

M&T Bank Corporation had $19.5 billion in assets as of September 30, 1998. It is the parent company of M&T Bank, which has 247 branch offices throughout New York State and in northeastern Pennsylvania.